Exhibit 3.1.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:27 AM 07/12/2012
FILED 11:28 AM 07/12/2012
SRV 120829078 - 5182726 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is TRAC Intermodal LLC

Second: The address of its registered office in the State of Delaware is          2711 Centerville Road                        in the City of Wilmington                    . Zip code 19808                . The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                             .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 12th         day of July         ,           2012    .

By:	/s/ Gregg F. Carpene
Authorized Person (s)

Name:	Gregg F. Carpene